SEPARATION AGREEMENT & GENERAL RELEASE
          This Separation Agreement & General Release (“Agreement”) is entered into by Betty Silverstein Russell (“Russell”) and MicroMed Cardiovascular, Inc. (“MicroMed”).
          Whereas Russell and MicroMed have mutually agreed to terminate Russell’s Employment Agreement with MicroMed dated August 19, 2002 (the “Employment Agreement”) as of Nov. 17’th 2006 (the “Effective Date”).
          Now, therefore, Russell and MicroMed agree as follows:
1. Russell and MicroMed agree that this Agreement completely and permanently terminates the Employment Agreement, except as provided in Paragraph 2 below. Russell also hereby waives and releases all claims (known or unknown) against MicroMed, and any current or former officer, director, employee, agent, or attorney of MicroMed that accrued or existed as of the Effective Date. MicroMed hereby waives and releases all claims against Russell that accrued or existed on effective date. Russell agrees that she has received all salary, compensation, benefits and other payments she is owed under the Employment Agreement or otherwise, and that MicroMed owes her nothing more under the Employment Agreement or otherwise except as specifically set out herein.
2. Russell agrees that her obligations regarding confidentiality and return of property contained in Section 3 of the Employment Agreement survive termination of the Employment Agreement, except that Russell shall be permitted to keep her laptop computer. Russell further agrees that the noncompetition and nonsolicitation provisions contained in Section 4 of the Employment Agreement survive termination of the Employment Agreement for a period of six months after the Effective Date.
3. MicroMed agrees to pay Russell a severance payment in the lump-sum amount of one hundred fifty six thousand six hundred sixty six dollars ($156,666.00), less withholdings required by law. This payment will be made on or before November 30, 2006.
4. After Nov. 30’th, 2006, Russell will be eligible to elect continuation coverage under MicroMed’s group health plans for the period required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If Russell elects continued coverage for herself and her dependents under MicroMed’s group health and dental plans pursuant to COBRA, MicroMed will pay the required premium for such coverage from the 1’st of Dec. through the date 8 months after the Effective Date, whereupon Russell will be thereafter fully responsible for payment of the required premium for COBRA continuation coverage. Russell will be entitled to no other employee benefits from MicroMed after the Effective Date.
5. Russell and MicroMed acknowledge that this written Agreement constitutes their complete agreement. They further agree that, except as provided in Paragraph 2, this Agreement supersedes and replaces any and all earlier written or oral agreements between them including without limitation the employment agreement. Russell agrees that she has completely and carefully read this Agreement. Russell further acknowledges that she fully understands her rights and obligations under the Agreement. Further, Russell declares that this Agreement is fair and reasonable and that she enters into the Agreement freely, voluntarily and without coercion. Russell understands that MicroMed is relying upon the representations she makes in this Agreement.
6. After November 17, 2006 MicroMed agrees not to object to or oppose the application of unemployment insurance.
7. This Agreement can be modified only by a writing signed by both Russell and the Chief Executive Officer of MicroMed. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof.

/s/ Betty Silverstein Russell

Betty Silverstein Russell

Dated Signed:	14th November 2006

MICROMED CARDIOVASCULAR, INC.

By:	/s/ Clifford zur Nieden

Clifford zur Nieden
Chief Executive Officer

Dated Signed:	14th November 2006